Exhibit 99.6

NOTICE TO READER

As of June 30, 2020, the last business day of the second quarter of Trillium Therapeutics Inc. (the “Company”), the Company determined that it no longer qualified as a “foreign private issuer” as such term is defined in Rule 405 under the United States Securities Act of 1933, as amended. As a result, effective January 1, 2021, the Company has been required to comply with all of the periodic disclosure requirements of the United States Securities Exchange Act of 1934, as amended, applicable to U.S. domestic issuers, such as Forms 10-K, 10-Q and 8-K, rather than the forms the Company has filed with the Securities and Exchange Commission (“SEC”) in the past as a foreign private issuer, such as Forms 40-F and 6-K, among other requirements.

Accordingly, the Company is now required to prepare its financial statements filed with the SEC in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). As required pursuant to section 4.3(4) of Ontario Securities Commission National Instrument 51-102 – Continuous Disclosure Obligations, the Company must restate its interim financial reports for the fiscal year ended December 31, 2020 in accordance with U.S. GAAP, such interim financial reports having previously been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The attached amended and restated management’s discussion and analysis (the “MD&A”) for the three and six months ended June 30, 2020 and 2019, is current as of August 11, 2020 and provides financial information for the three and six months ended June 30, 2020, as amended and restated on April 23, 2021, solely to reflect the filing of the amended and restated unaudited condensed consolidated financial statements for the three and six months ended June 30, 2020 and 2019 in accordance with U.S. GAAP. Other than as expressly set forth above, the revised MD&A does not, and does not purport to, update or restate the information in the original MD&A or reflect any events that occurred after the date of the filing of the original MD&A.

The Company’s Annual Report on Form 10-K (the “Annual Report”) dated March 18, 2021 is available under the Company’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Readers are cautioned that this MD&A should be read in conjunction with the Annual Report, including the audited consolidated financial statements and the related notes thereto included in Item 8 thereof.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2020 AND 2019

Dated: August 11, 2020

2488 Dunwin Drive

Mississauga, Ontario, L5L 1J9

www.trilliumtherapeutics.com

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

About This Management’S Discussion and Analysis

All references in this management’s discussion and analysis, or MD&A to “the Company”, “Trillium”, “we”, “us”, or “our” refer to Trillium Therapeutics Inc. and the subsidiaries through which it conducts its business, unless otherwise indicated or the context requires otherwise.

The following amended and restated MD&A is prepared as of August 11, 2020 for Trillium Therapeutics Inc. for the three and six months ended June 30, 2020 and 2019, as amended and restated on April 23, 2021, solely to reflect the filing of the amended and restated unaudited condensed consolidated financial statements for the three and six months ended June 30, 2020 and 2019 prepared in accordance with U.S. generally accepted accounting principles, or US GAAP, for interim reporting. Other than as expressly set forth above, the amended and restated MD&A does not, and does not purport to, update or restate the information in the original MD&A or reflect any events that occurred after the date of the filing of the original MD&A.

This amended and restated MD&A should be read in conjunction with the amended and restated unaudited condensed consolidated financial statements for the three and six months ended June 30, 2020 and 2019, which have been prepared in accordance with US GAAP for interim reporting. All amounts are in thousands of US dollars, except per share amounts and unless otherwise indicated. References to “CDN $” are to Canadian dollars.

On January 1, 2020, our functional currency was changed to US dollars from Canadian dollars. The change was made to reflect that US dollar has become the currency of the primary economic environment in which we operate, counting for a significant part of our labor, clinical operations, and financing. The change has been implemented with prospective effect. Comparative financial information previously expressed in Canadian dollars is now presented in US dollars for all periods shown.

Cautionary Statement About Forward-Looking Statements

This MD&A contains forward-looking statements within the meaning of applicable securities laws. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “expect”, “estimate”, “may”, “will”, “could”, “leading”, “intend”, “contemplate”, “shall” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements in this MD&A include, but are not limited to, statements with respect to:

•	our expected future loss and accumulated deficit levels;
•	our projected financial position and estimated cash burn rate;
•	our requirements for, and the ability to obtain, future funding on favorable terms or at all;
•	our projections for the SIRPαFc development plans and progress of each of our products and technologies, particularly with respect to the timely and successful completion of studies and trials and availability of results from such studies and trials;
•	our plans to focus our intravenous TTI-621 & TTI-622 programs on large hematologic malignancy indications, specifically acute myeloid lymphoma & myelodysplastic syndromes, or AML/MDS, peripheral T-cell lymphoma, or PTCL, diffuse large B-cell lymphoma, or DLBCL and multiple myeloma, as well as on solid tumors;
•	our expectations about our products’ safety and efficacy;
•	our expectations regarding our ability to arrange for and scale up the manufacturing of our products and technologies;
•	our expectations regarding the progress, and the successful and timely completion, of the various stages of the regulatory approval process;
•	our expectations about the timing of achieving milestones and the cost of our development programs;
•	our observations and expectations regarding the relative low binding of SIRPαFc to red blood cells, or RBCs, compared to anti-CD47 monoclonal antibodies and proprietary CD47-blocking agents and the potential benefits to patients;

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

•	our ability to intensify the dose of TTI-621 with the goal of achieving increased blockade of CD47;
•	our expectation that we will achieve levels of TTI-622 in patients sufficient to obtain sustained CD47 blockade;
•	our expectation that TTI-622 is likely to be more effective in combination with agents that provide additional “eat” signals to macrophages or other forms of immune activation;
•	our plans to market, sell and distribute our products and technologies;
•	our expectations regarding the acceptance of our products and technologies by the market;
•	our ability to retain and access appropriate staff, management and expert advisers;
•	our ability to secure strategic partnerships with larger pharmaceutical and biotechnology companies;
•	our expectations with respect to existing and future corporate alliances and licensing transactions with third parties, and the receipt and timing of any payments to be made by us or to us in respect of such arrangements; and
•	our strategy with respect to the protection of our intellectual property.

All forward-looking statements reflect our beliefs and assumptions based on information available at the time the assumption was made. These forward-looking statements are not based on historical facts but rather on management’s expectations regarding future activities, results of operations, performance, future capital and other expenditures (including the amount, nature and sources of funding thereof), competitive advantages, business prospects and opportunities.

By its nature, forward-looking information involves numerous assumptions, inherent risks and uncertainties, both general and specific, known and unknown, that contribute to the possibility that the predictions, forecasts, projections or other forward-looking statements will not occur. In evaluating forward-looking statements, readers should specifically consider various factors, including the risks outlined under the heading “Risk Factors” in this MD&A. Some of these risks and assumptions include, among others:

•	substantial fluctuation of losses from quarter to quarter and year to year due to numerous external risk factors, and anticipation that we will continue to incur significant losses in the future;
•	uncertainty as to our ability to raise additional funding to support operations;
•	uncertainty as to the duration and impact of the current COVID-19 pandemic, including its impact on patient enrollment and participation in our clinical trials;
•	our ability to generate product revenue to maintain our operations without additional funding;
•	the risks associated with the development of our product candidates which are at early stages of development;
•	positive results from preclinical and early clinical research are not necessarily predictive of the results of later-stage clinical trials;
•	reliance on third parties to plan, conduct and monitor our preclinical studies and clinical trials;
•	our product candidates may fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or may not otherwise produce positive results;
•	risks related to filing Investigational New Drug applications, or INDs, to commence clinical trials and to continue clinical trials if approved;
•	the risks of delays and inability to complete clinical trials due to difficulties enrolling patients;
•	the risk that we may not achieve our publicly announced milestones according to schedule, or at all;
•	the risk of being required to repurchase the outstanding warrants in the event of a “Fundamental Transaction”, and possibility of price protection reset of the exercise price of the warrants at prices below the exercise price;
•	competition from other biotechnology and pharmaceutical companies;
•	our reliance on the capabilities and experience of our key executives and scientists and the resulting loss of any of these individuals;
•	our ability to fully realize the benefits of acquisitions;
•	our ability to adequately protect our intellectual property and trade secrets;
•	our ability to source and maintain licenses from third-party owners;
•	the risk of patent-related litigation;

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

•	risks relating to our loss of foreign private issuer status and the resultant transition to the status of U.S. domestic issuer upon the expiration of the grace period;
•	risks relating to the different disclosure obligations as a U.S. domestic issuer, versus those as a foreign private issuer, which will be required upon the expiry of the grace period; and
•	our expectations regarding our status as a passive foreign investment company, or PFIC,

all as further and more fully described under the heading “Risk Factors” in this MD&A.

Although the forward-looking statements contained in this MD&A are based upon what our management believes to be reasonable assumptions, we cannot assure readers that actual results will be consistent with these forward-looking statements. The forward-looking statements in this MD&A do not include a full assessment or reflection of the unprecedented impacts of the COVD-19 pandemic and the ongoing and developing indirect global and regional impacts. It is anticipated that the spread of COVID-19 and the global measures to contain it, will have an impact on us, however, it is challenging to quantify the potential magnitude of such impact at this time.

Any forward-looking statements represent our estimates only as of the date of this MD&A and should not be relied upon as representing our estimates as of any subsequent date. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events, except as may be required by applicable securities laws.

Business

Overview

We are a clinical stage immuno-oncology company developing innovative therapies for the treatment of cancer. We have two SIRPαFc fusion proteins, TTI-621 and TTI-622, in clinical development. Both consist of the extracellular CD47-binding domain of human signal regulatory protein alpha, or SIRPα, linked to an Fc region of a human immunoglobulin (IgG). They are designed to activate the anti-tumor activity of macrophages by blocking the inhibitory (“don’t eat me”) signal from CD47 and simultaneously delivering a pro-phagocytic (“eat”) signal through the Fc region. The two molecules differ in the identity of the Fc region; TTI-621 delivers a strong pro-phagocytic signal through its IgG1 Fc, whereas TTI-622 delivers a more modest pro-phagocytic signal through its IgG4 Fc region. TTI-621 has shown single agent activity by both local and/or systemic delivery in multiple B- and T-cell lymphoma indications and has been well tolerated in over 200 patients to date. TTI-622 has been well tolerated with no dose-limiting toxicities observed in the 19 patients dosed to April 24, 2020 and has shown early evidence of monotherapy activity.

Our Strategy

Our goal is to become a leading innovator in the field of oncology by targeting immune-regulatory pathways that tumor cells exploit to evade the host immune system. We believe we have a differentiated and comprehensive approach to targeting CD47, with the development of two SIRPαFc fusion proteins, TTI-621 and TTI-622. We intend to:

•	Rapidly advance the clinical development of TTI-621 and TTI-622. We are currently in the process of identifying the maximum tolerated or recommended phase 2 doses for both TTI-621 and TTI-622, and plan to rapidly advance both molecules into phase 1b/2 studies.

•	Focus our TTI-621 and TTI-622 clinical programs on promising cancer indications. Because CD47 is highly expressed by multiple liquid and solid tumors, and high expression is correlated with worse clinical outcomes, we believe our SIRPαFc fusion proteins have the potential to be effective in a variety of cancers. We have already identified several cancers where we saw monotherapy responses to our SIRPαFc fusion proteins in patients, including B- and T-cell lymphomas.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

•	Focus our TTI-621 and TTI-622 clinical programs on promising combinations. While we believe that a monotherapy path for TTI-621 in certain indications shows promise, we are planning to evaluate TTI-621 and TTI-622 in combination with other anti-cancer drugs, including immunomodulatory agents.

Our Pipeline

SIRPαFc

Blocking the CD47 “don’t eat me” signal using a SIRPαFc decoy receptor

The immune system is the body’s mechanism to identify and eliminate pathogens, and can be divided into the innate immune system and the adaptive immune system. The innate immune system is the body’s first line of defense to identify and eliminate pathogens and consists of proteins and cells, such as macrophages, that identify and provide an immediate response to pathogens. The adaptive immune system is activated by, and adapts to, pathogens, creating a targeted and durable response. Cancer cells often have the ability to reduce the immune system’s ability to recognize and destroy them.

Macrophages are a type of white blood cell that can ingest and destroy (phagocytose) other cells. Macrophage activity is controlled by both positive “eat” and negative “don’t eat me” signals. Recently, a role for macrophages in the control of tumors has been described. Tumor cells may express “eat” signals (e.g. calreticulin) that make themselves visible to macrophages. To counterbalance this increased visibility the tumor cells often express high levels of CD47, which transmits a “don’t eat me” signal by binding SIRPα on the surface of macrophages. Elevated expression of CD47 has been observed across a range of hematological and solid tumors. In many cases, high CD47 expression was shown to have negative clinical consequences, correlating with more aggressive disease and poor survival.

TTI-621, is a novel SIRPαFc fusion protein that harnesses the innate immune system by blocking the activity of CD47. TTI-621 is a protein that consists of the CD47-binding domain of human SIRPα linked to the Fc region of IgG1. It is designed to act as a soluble decoy receptor, preventing CD47 from delivering its inhibitory signal. Neutralization of the inhibitory CD47 signal enables the activation of macrophage anti-tumor effects by the pro-phagocytic “eat” signals. The IgG1 Fc region of TTI-621 may also assist in the activation of macrophages by engaging Fc receptors. TTI-622 consists of the same CD47-binding domain of human SIRPα and is linked to the Fc region of IgG4. The IgG4 Fc region of TTI-622 is expected to have a decreased ability to engage activating Fc receptors compared to an IgG1 Fc, and thus is expected to provide a more modest “eat” signal to macrophages, allowing for greater tolerability and higher CD47 blockade but lower potency. TTI-622 will allow us to assess how higher CD47 blockade with an IgG4-based agent in patients compares to lower CD47 blockade with an IgG1-based drug (TTI-621).

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

In preclinical studies, TTI-621 and TTI-622 frequently triggered significant macrophage-mediated tumor cell phagocytosis in vitro compared to control treatment. In vivo, both fusion proteins exhibited anti-tumor activity in human xenograft models.

In addition to their direct anti-tumor activity, macrophages can also function as antigen-presenting cells and stimulate antigen-specific T-cells. Thus, it is possible that increasing tumor cell phagocytosis after SIRPαFc exposure may result in enhanced adaptive immunity. In support of this, CD47 antibody blockade has been recently shown to augment antigen presentation and prime an anti-tumor cytotoxic T-cell response in immune-competent mice. In 2016, we presented data demonstrating that TTI-621 can augment antigen-specific T-cell responses in vitro. CD47 blockade has also been reported to promote tumor-specific T-cell responses through a dendritic cell-based mechanism, although the effect of SIRPαFc on dendritic cells is currently unknown.

The figure below illustrates how SIRPαFc blocks the CD47 “don’t eat me” signal and engages activating Fc receptors on macrophages, leading to tumor cell phagocytosis and possibly increased antigen presentation and enhanced T-cell responses.

By inhibiting the CD47 “don’t eat me” signal, we believe SIRPαFc has the ability to promote the macrophage-mediated killing of tumor cells in a broad variety of cancers both as a monotherapy and in combination with other immune therapies. Both SIRPαFc fusion proteins enable CD47 blockade with different levels of Fc receptor engagement on macrophages and thus may have unique applications.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

Combination Therapy

We believe that SIRPαFc enhancement of macrophage activity, and possibly T-cell responses, could be synergistic with other immune-mediated therapies. Since many cancer antibodies work at least in part by activating cells of the innate immune system, it may be possible to enhance the potency of these agents by blocking the negative “don’t eat me” CD47 signal that tumor cells deliver to macrophages. We hypothesize that SIRPαFc may act synergistically with other immunological agents, including T-cell checkpoint inhibitors (e.g. pembrolizumab and nivolumab), anti-cancer antibodies, cancer vaccines, oncolytic viruses or chimeric antigen receptor, or CAR T-cells.

SIRPαFc Clinical Development – TTI-621

A phase 1 multicenter, open-label study in which patients with advanced relapsed or refractory hematologic malignancies receive intravenous TTI-621 is currently in progress (NCT02663518). The study consists of four parts: (a) completed “Parts 1-3” in hematologic malignancies, with dosing up to 0.5 mg/kg, conducted under initial dose-limiting toxicity, or DLT, criteria; and (b) ongoing “Part 4” in cutaneous T-cell lymphoma (CTCL), utilizing revised DLT criteria for thrombocytopenia (as detailed below) and an amended protocol to allow for dosing above 0.5 mg/kg.

On January 7, 2020, we released an update on Parts 1-3 of the TTI-621 intravenous study. Over 200 patients received doses ranging from 0.05 to 0.5 mg/kg, with the majority enrolled at 0.2-0.5 mg/kg dose levels. Updated safety data demonstrate that TTI-621 is generally well tolerated. The most frequent drug related adverse events were low-grade infusion reactions and transient thrombocytopenia that was not associated with bleeding. Monotherapy activity has been observed in patients across a range of hematologic malignancies, including cutaneous T-cell lymphoma, or CTCL (19% objective response rate), peripheral T-cell lymphoma, or PTCL (18% objective response rate), and diffuse large B-cell lymphoma (29% objective response rate). Notably, most patients were at an advanced stage of their disease and heavily pretreated, with median number of prior systemic treatments between 3 and 5 (range 1-26).

Part 4 of the study is now ongoing under an amended protocol. Given the transient nature of thrombocytopenia observed in Parts 1-3 of the study, the DLT definition for thrombocytopenia was revised, from Grade 4 of any duration in Parts 1-3, to Grade 4 lasting 72+ hours or a platelet count less than 10,000/microliter at any time in Part 4. The study is now dosing at the 2.0 mg/kg level, and the protocol allows for higher dosing if appropriate.

We have also conducted an open-label phase 1 trial in which TTI-621 was delivered by intratumoral injection in patients with relapsed and refractory, percutaneously-accessible cancers. As reported at the American Society of Hematology 60th Annual Meeting in December 2018, local delivery of TTI-621 was well tolerated, and reductions in Composite Assessment of Index Lesion Severity, or CAILS, scores, which measure local lesion responses, were observed in 91% of evaluable mycosis fungoides patients, with 41% exhibiting reductions of 50% or greater. These responses occurred rapidly within the 2-week induction period. Collectively, these data provide clinical proof-of-concept for TTI-621. As announced in October 2019, the intratumoral study has been closed and we are now focused on intravenous delivery of TTI-621.

TTI-621 was granted an Orphan Drug Designation by the FDA for the treatment of CTCL. Orphan Drug Designation qualifies the sponsor of the drug candidate for various development incentives, which may include tax credits for qualified clinical testing, an exemption from fees under the Prescription Drug User Fee Act, and a seven-year marketing exclusivity period following approval.

SIRPαFc Clinical Development – TTI-622

A two-part, multicenter, open-label, phase 1a/1b study of TTI-622 in patients with advanced relapsed or refractory lymphoma or multiple myeloma is currently in progress (NCT03530683). In the ongoing phase 1a dose-escalation part, patients are being enrolled in sequential dose cohorts to receive TTI-622 once weekly to characterize safety, tolerability, pharmacokinetics, and to determine the maximum tolerated dose. In the phase 1b part, patients with hematologic malignancies will be treated with TTI-622 in combination with other agents.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

On May 29, 2020, we presented data from the ongoing TTI-622 phase 1a dose escalation study at the ASCO20 Virtual Scientific Program. The presentation reported on data from 19 relapsed/refractory lymphoma patients who were enrolled in the first 5 cohorts, and were treated with TTI-622 monotherapy at a dose of up to 4 mg/kg. Weekly intravenous infusions of TTI-622 were shown to be well tolerated, with no dose-limiting toxicities or drug-related grade ≥3 anemia or thrombocytopenia. Preliminary data indicate dose-dependent increases in both drug exposure and target engagement, with receptor occupancy levels above 60% at doses of 2 mg/kg measured immediately after and 24 hours after infusion administration. Objective responses were observed in two heavily pretreated DLBCL patients. One patient achieved a partial response (PR) at week 8 and a complete response (CR) at week 36; a second patient achieved a PR at week 8. Both patients had been continuing on study for 340 and 90 days, respectively, as of April 24, 2020. Further dose escalation is in progress, and the study is currently dosing at 8 mg/kg.

SIRPαFc Key Takeaways

•	Multiple clinical approaches. We have a diversified approach to CD47 blockade, with two decoy receptors (TTI-621 and TTI-622) with different pharmacological properties in clinical development.

•	Tolerability and safety. TTI-621 has been well tolerated in over 200 patients to date. TTI-622 has been well tolerated with no dose-limiting toxicities observed in the 19 patients dosed to April 24, 2020.

•	Demonstrated clear signals of activity. TTI-621 monotherapy has produced positive signals of clinical activity in CTCL, PTCL and DLBCL patients. A signal of activity was also seen in DLBCL patients when combined with rituximab. Objective responses have also been observed in two DLBCL patients receiving TTI-622 monotherapy.

SIRPαFc Competition

There are a number of companies developing blocking agents to the CD47-SIRPα axis, including CD47-specific antibodies, SIRPα-specific antibodies, CD47 bispecific antibodies, a mutated high affinity SIRPαFc, a SIRPαFc-agonist fusion protein and small molecule inhibitors. The most advanced competitor molecule is magrolimab (developed by Forty Seven, Inc., recently acquired by Gilead Sciences Inc.), a CD47-specific antibody currently in phase 2 development.

We believe that both TTI-621 and TTI-622 are differentiated from other CD47 blocking agents by minimal binding to human red blood cells. This property confers several possible advantages, including avoidance of drug-induced anemia, avoidance of the “antigen sink effect” (i.e. removal of drug from circulation by RBCs) and non-interference with laboratory blood typing tests. Furthermore, both agents have demonstrated monotherapy activity: TTI-621 in several hematologic malignancies in the treatment of over 200 patients, and TTI-622 in a small number of patients in an ongoing first-in-human dose escalation study.

Plan of Operations

Our main focus in the near term is to 1) identify the maximum tolerated dose or recommended phase 2 dose for TTI-621 under the revised DLT criteria in Part 4 of study NCT02663518 and 2) identify the maximum tolerated dose or recommended phase 2 dose for TTI-622 in the ongoing study NCT03530683. Subsequently, we intend to initiate phase 1b/2 combination studies for both agents. For TTI-621, we are also considering a monotherapy expansion cohort in T-cell lymphoma. We will also undertake research, manufacturing and regulatory activities to support the CD47 clinical programs.

General Business Developments during the six months ended June 30, 2020

Effective June 30, 2020, we are no longer considered a “foreign private issuer” as such term is defined in Rule 405 of the United States Securities Act of 1933, or the U.S. Securities Act given that (i) 50% of our outstanding common shares are held by U.S. residents and (ii) the majority of our directors are U.S. citizens. Consequently, we are expected to be required to comply with U.S. domestic issuer requirements beginning January 1, 2021. A summary of the key risks associated with becoming a U.S. domestic issuer can be found under the heading “Risk Factors” in this MD&A.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

The 2020 Omnibus Equity Incentive Plan, or Omnibus Plan, was adopted by the board of directors on May 6, 2020 and approved by the shareholders at the annual general and special meeting of shareholders held on June 30, 2020. Under the Omnibus Plan, we may grant non-statutory and incentive stock options, share appreciation rights, restricted share units, restricted share awards, unrestricted share awards, deferred share units, and dividend equivalent rights. The maximum number of common shares issuable under the Omnibus Plan is 13,400,000 common shares. The Omnibus Plan replaces the 2018 Stock Option Plan, the 2016 Cash-Settled DSU Plan and the 2019 Inducement Plan, or the Predecessor Plans.

On April 23, 2020, we filed a shelf registration statement on Form F-3 (File No. 333-237810) with the United States Securities and Exchange Commission, or SEC, that provides that we may sell from time to time over the following three years up to $250.0 million, in one or more offerings, of common shares, First Preferred shares, warrants to purchase common shares or First Preferred shares, subscription receipts, or units comprising a combination of common shares, First Preferred shares and/or warrants. The shelf registration statement was declared effective by the SEC on May 4, 2020.

In March 2020, the World Health Organization declared COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and adverse public health developments related thereto, have adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn. At this time, it is not possible for us to predict the duration or magnitude of the adverse results of the outbreak and its effects on our business or results of operations.

In January 2020, we completed an underwritten public offering for gross proceeds of $117.0 million comprised of 41,279,090 common shares and 1,250,000 Series II Non-Voting Convertible First Preferred Shares, each issued at $2.75 per share.

On January 16, 2020, we announced that we regained compliance with the Nasdaq minimum bid price requirement. According to the letter received from the Nasdaq Listing Qualifications Department, the closing bid price of our common shares had been at $1.00 per common share or greater for a minimum of 10 consecutive days, and we had regained compliance with the minimum bid price requirement set forth in Rule 5550(a)(2) for continued listing on the Nasdaq.

Governance Changes during the six months ended June 30, 2020

Effective June 30, 2020, Dr. Calvin Stiller and Dr. Michael Moore elected to retire from the Board of Directors.

Effective February 6, 2020, Mr. Paul Walker joined the Board of Directors and Dr. Ali Behbahani joined as a Board Observer. Both Mr. Walker and Dr. Behbahani are general partners of New Enterprise Associates, a global venture capital firm and an existing significant shareholder of the Company.

We also announced that Dr. Robert Uger stepped down from the Board of Directors effective February 6, 2020 and continues as Trillium’s Chief Scientific Officer.

Effective March 31, 2020, Dr. Robert Kirkman ended his role as Executive Chair and continued as Chair of the Board of Directors.

Legal Proceedings

To our knowledge, there have not been any legal or arbitration proceedings, including those relating to bankruptcy, receivership or similar proceedings, those involving any third party, and governmental proceedings pending or known to be contemplated, which may have, or have had in the recent past, significant effect on our financial position or profitability.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

Also, to our knowledge, there have been no material proceedings in which any director, any member of senior management, or any of our affiliates is either a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

RESULTS OF OPERATIONS

For the three and six months ended June 30, 2020 and 2019

Overview

Since inception, we have incurred losses while advancing the research and development of our products. Net loss for the six months ended June 30, 2020 of $39.5 million was higher than the loss of $12.9 million for the six months ended June 30, 2019. The net loss was higher due mainly to a non-cash loss of $22.1 million on the revaluation of the deferred share unit, or DSU, liability (reclassified from a liability to equity effective June 30, 2020 on adoption of a new omnibus incentive plan), higher stock-based compensation costs due to the fair valuation of the stock option liability, and higher manufacturing costs. This was partially offset by lower clinical trial and salary expenses, as well as a net foreign currency gain of $0.1 million for the six months ended June 30, 2020 compared to a net foreign currency loss of $0.8 million for the six months ended June 30, 2019.

Net loss for the three months ended June 30, 2020 of $23.2 million was higher than the loss of $5.2 million for the three months ended June 30, 2019 due mainly to a loss of $12.8 million on the revaluation of the former DSU liability, higher stock-based compensation costs relating to the fair valuation of the stock option liability, and higher manufacturing expenses. This increase was partially offset by lower clinical trial and salary expenses, as well as a net foreign currency gain of $0.1 million in the current period compared to a net foreign currency loss of $0.4 million in the prior year period.

Revenue

In June 2020, the Company entered into a right-to-use license agreement for one of its small molecule compounds, with initial license fees of $0.1 million. For the three and six months ended June 30, 2020, the Company recognized licensing revenues consisting of initial license fees and license extension fees of $0.1 million (2019 - $25 thousand).

Research and Development

Research and development expenses by program for the three and six months ended June 30, 2020 and 2019 were as follows:

	Three months ended June 30, 2020 $	Three months ended June 30, 2019 $	Six months ended June 30, 2020 $	Six months ended June 30, 2019 $

	(In thousands)
SIRPαFc	7,174	7,622	12,162	13,736
Small molecule programs(1)	-	675	-	1,608
Total(2)	7,174	8,297	12,162	15,344

Notes:

(1)	Development of our small molecule programs was discontinued following our October 2019 restructuring.
(2)	Research and development expenditures in the above table include all direct and indirect costs for the programs, personnel costs, intellectual property, amortization, stock-based compensation and research and development overhead, and is net of government assistance. Research and development overhead costs have been allocated to the programs based mainly on personnel time spent on the programs.

During 2020, all of our resources were focused on the development of our SIRPαFc programs, including clinical development, research, manufacturing and regulatory activities, and for working capital and general corporate purposes. For the six months ended June 30, 2020, SIRPαFc research and development costs were lower than the prior year due mainly to lower clinical trial expenses and salaries, partially offset by higher stock-based compensation expense and higher manufacturing costs.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

Components of research and development expenses for the three months ended June 30, 2020 and 2019 were as follows:

	Three months ended June 30,
	2020	2019
	$	$

	(In thousands)
Research and development programs, excluding the below items	4,496	4,359
Salaries, fees and short-term benefits	1,053	2,831
Stock-based compensation	1,571	1,033
Depreciation of property and equipment	146	149
Tax credits	(92)	(75)
	7,174	8,297

Components of research and development expenses for the six months ended June 30, 2020 and 2019 were as follows:

	Six months ended June 30,
	2020	2019
	$	$

	(In thousands)
Research and development programs, excluding the below items	7,402	9,086
Salaries, fees and short-term benefits	2,156	4,507
Stock-based compensation	2,435	1,559
Depreciation of property and equipment	296	290
Tax credits	(127)	(98)
	12,162	15,344

The research and development program expenses for the three months ended June 30, 2020 of $4.5 million were higher than the prior year period amount of $4.4 million due mainly to higher manufacturing costs, partially offset by lower clinical trial expenses. Salaries, fees and short-term benefits were lower for the three months ended June 30, 2020 compared to the same period in the prior year due mainly to a lower employee headcount, subsequent to our October 2019 restructuring. Stock-based compensation costs were higher compared to the same period last year due to the fair valuation of the stock option liability.

The research and development program expenses for the six months ended June 30, 2020 of $7.4 million were lower than the prior year period amount of $9.1 million due mainly to lower clinical trial related expenses, partially offset by higher manufacturing costs. Salaries, fees, and short-term benefits were lower in the six months ended June 30, 2020 due mainly to a lower employee headcount. Stock-based compensation costs increased due mainly the fair valuation of the stock option liability.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

General and Administrative

Components of general and administrative expenses for the three months ended June 30, 2020 and 2019 were as follows:

	Three months ended June 30,
	2020	2019
	$	$

	(In thousands)
General and administrative expenses, excluding the below items	920	370
Salaries, fees and short-term benefits	754	687
Change in fair value of deferred share units	12,826	(226)
Stock-based compensation	2,197	80
	16,697	911

Components of general and administrative expenses for the six months ended June 30, 2020 and 2019 were as follows:

	Six months ended June 30,
	2020	2019
	$	$

	(In thousands)
General and administrative expenses, excluding the below items	1,516	938
Salaries, fees and short-term benefits	1,613	1,175
Change in fair value of deferred share units	22,125	(600)
Stock-based compensation	3,118	158
	28,372	1,671

General and administrative expenses for the three months ended June 30, 2020 of $0.9 million were higher than the prior year period amount of $0.4 million, mainly due to higher professional fees and a higher Directors and Officers insurance premium in the current year. The increase in salaries, fees and short-term benefits is due to higher compensation costs in the current period. The change in fair value of DSUs was an expense in the three months ended June 30, 2020 due to an increase in the fair value of the former DSU liability, resulting from an increased common share price in 2020 as compared to a recovery in the prior year caused by a decreased share price. The stock-based compensation expense related to stock options was higher than the prior year period due mainly to the fair valuation of the stock option liability.

General and administrative expenses for the six months ended June 30, 2020 of $1.5 million were higher than the prior year period amount of $0.9 million due mainly to a higher D&O insurance premium in the current year, and higher professional fees incurred. Salaries, fees and short-term benefits increased due mainly higher compensation costs in the current period. The change in fair value of DSUs was an expense in the six months ended June 30, 2020 due to an increase in the fair value of the former DSU liability, resulting from an increased common share price in 2020 as compared to a recovery in the prior year caused by a decreased share price. The stock-based compensation expense related to stock options was higher than the prior year period due to the fair valuation of the stock option liability.

Interest income and costs, foreign exchange gains and losses, and revaluation of warrant liability

Net interest income, consisting of interest earned on cash and cash equivalents and marketable securities, for the three and six months ended June 30, 2020 were $0.4 million and $0.9 million, respectively, and were higher than the prior year period comparatives of $0.2 million and $0.3 million, for the three and six months ended June 30, 2019, respectively, due to higher cash and cash equivalents and marketable securities balances resulting from the January 2020 financing activity.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

During the three and six months ended June 30, 2020, we recorded a net foreign currency gain of $0.1 million and $0.1 million, respectively, compared to a net foreign currency loss of $0.4 million and $0.8 million, respectively, for the three and six months ended June 30, 2019. The net foreign currency gain in the current period reflected a strengthening of the Canadian dollar versus the US dollar while holding net Canadian dollar denominated assets.

During the three and six months ended June 30, 2019, we recorded a non-cash recovery relating to the change in fair value of the warrant liability of $4.2 million and $4.6 million, respectively. The revaluation gain in the prior period reflected a decrease in our share price, causing the fair value of the warrant liability to decrease. As of January 1, 2020, as a result of the change in functional currency to US dollars, the warrant liability was reclassified to equity. Accordingly $13.4 million was transferred from warrant liability to equity.

Liquidity and Capital Resources

Cash, working capital and debt

Since inception, we have financed our operations primarily from sales of equity, proceeds from the exercise of warrants and stock options and from interest income on funds available for investment. Our primary capital needs are for funds to support our scientific research and development activities including staffing, facilities, manufacturing, preclinical studies, clinical trials, administrative costs and for working capital.

We have experienced operating losses and cash outflows from operations since incorporation, will require ongoing financing in order to continue our research and development activities and we have not earned significant revenue or reached successful commercialization of our products. Our future operations are dependent upon our ability to finance our cash requirements which will allow us to continue our research and development activities and the commercialization of our products. There can be no assurance that we will be successful in continuing to finance our operations.

We have two series of first preferred shares. Series I Non-Voting Convertible First Preferred Shares are non-voting and are convertible into common shares, on a 30-for-one basis (subject to adjustment), at any time at the option of the holder, subject to certain restrictions on conversion. Series II Non-Voting Convertible First Preferred Shares are non-voting and are convertible into common shares, on a one-for-one basis (subject to adjustment), at any time at the option of the holder, subject to certain restrictions on conversion. Holders may not convert first preferred shares into common shares if, after giving effect to the exercise of conversion, the holder and its joint actors would have beneficial ownership or direction or control over common shares in excess of 4.99% of the then outstanding common shares. This limit may be raised at the option of the holder on 61 days’ prior written notice: (i) up to 9.99%, (ii) up to 19.99%, subject to clearance of a personal information form submitted by the holder to the TSX, and (iii) above 19.99%, subject to approval by the TSX and shareholder approval. Subsequent to December 31, 2019, all Series I Non-Voting Convertible First Preferred Shares were converted to common shares.

On April 23, 2020, we filed a shelf registration statement on Form F-3 (File No. 333-237810) with the United States Securities and Exchange Commission, or SEC, that provides that we may sell from time to time over the following three years up to $250.0 million, in one or more offerings, of common shares, First Preferred shares, warrants to purchase common shares or First Preferred shares, subscription receipts, or units comprising a combination of common shares, First Preferred shares and/or warrants. The shelf registration statement was declared effective by the SEC on May 4, 2020. In May 2020 we entered into an at-the-market sales agreement which was subsequently terminated by us. We did not sell any common shares under the sales agreement prior to such termination.

In January 2020, we completed an underwritten public offering of 41,279,090 common shares and 1,250,000 Series II Non-Voting Convertible First Preferred Shares, each issued at $2.75 per share. The number of shares sold include 5,547,272 common shares pursuant to the full exercise by the underwriters of their option to purchase additional common shares. The gross proceeds from this offering were $117.0 million, before deducting offering expenses of $7.2 million. The proceeds from this financing is being used for: (i) the clinical development of our CD47 programs; and (ii) research, manufacturing and regulatory activities, and working capital and general corporate purposes.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

Our combined cash and cash equivalents and marketable securities balance at June 30, 2020 was $130.8 million, compared to $22.7 million at December 31, 2019. Working capital at June 30, 2020 was $117.4 million, compared to a working capital deficit of $3.6 million at December 31, 2019. The increase in cash and cash equivalents, marketable securities, and working capital were due mainly to proceeds from an underwritten public offering completed in January 2020.

Cash flows from operating activities

Cash used in operating activities of $13.6 million for the six months ended June 30, 2020 was lower than cash used of $15.2 million for the six months ended June 30, 2019. The decrease was due mainly to lower personnel costs and research and development expenses.

Cash flows from investing activities

Cash used in investing activities totaled $49.9 million for the six months ended June 30, 2020, compared to cash used of $3.7 million for the six months ended June 30, 2019. The change was due mainly to net purchases of marketable securities for the six months ended June 30, 2020.

Cash flows from financing activities

Cash provided by financing activities totaled $121.7 million for the six months ended June 30, 2020, compared to cash provided by financing activities of $13.9 million for the six months ended June 30, 2019. The change was due mainly to an underwritten public offering of common shares and non-voting convertible preferred shares completed in January 2020.

Contractual Obligations and Contingencies

We enter into research, development and license agreements in the ordinary course of business where we receive research services and rights to proprietary technologies. Milestone and royalty payments that may become due under various agreements are dependent on, among other factors, clinical trials, regulatory approvals and ultimately the successful development of a new drug, the outcome and timing of which is uncertain.

Under the license agreement for SIRPαFc, we have future contingent milestones payable of CDN $0.2 million and CDN $0.3 million on the first patient dosed in phase 2 and 3 clinical trials respectively, and regulatory milestones on their first achievement totaling CDN $5.0 million, and low single digit royalties payable on net sales.

Under two agreements with Catalent Pharma Solutions, LLC, or Catalent, pursuant to which we acquired the right to use a proprietary expression system for the manufacture of two SIRPαFc constructs, we have future contingent milestones on pre-marketing approval of up to $0.9 million and aggregate sales milestone payments of up to $28.8 million for each agreement.

We periodically enter into research and license agreements with third parties that include indemnification provisions customary in the industry. These guarantees generally require us to compensate the other party for certain damages and costs incurred as a result of claims arising from research and development activities undertaken by us or on our behalf. In some cases, the maximum potential amount of future payments that could be required under these indemnification provisions could be unlimited. These indemnification provisions generally survive termination of the underlying agreement. The nature of the indemnification obligations prevents us from making a reasonable estimate of the maximum potential amount we could be required to pay. Historically, we have not made any indemnification payments under such agreements and no amount has been accrued in our consolidated financial statements with respect to these indemnification obligations.

We have entered into agreements with certain vendors for the provision of goods and services, which includes manufacturing services with contract manufacturing organizations and development services with contract research organizations. These agreements may include certain provisions for purchase obligations and termination obligations that could require payments for the cancellation of committed purchase obligations or for early termination of the agreements. The amount of the cancellation or termination payments vary and are based on the timing of the cancellation or termination and the specific terms of the agreement.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

Description of Share Capital

The continuity of the number of our issued and outstanding common and preferred shares from December 31, 2018 to the date of this MD&A is presented below:

	Number of Series I	Number of Series II	Number of
	Preferred Shares(1)	Preferred Shares(2)	Common Shares
Balance at December 31, 2018	17,171,541	4,368,403	14,688,831
Public offering	-	12,200,000	6,550,000
Preferred share conversions	-	(7,700,000)	7,700,000
Balance at December 31, 2019	17,171,541	8,868,403	28,938,831
Public offering	-	1,250,000	41,279,090
Preferred share conversions	(17,171,541)	(3,868,403)	4,440,787
Stock option exercises	-	-	344,947
Warrant exercises	-	1,750,000	9,576,816
Balance at June 30, 2020	-	8,000,000	84,580,471
Preferred share conversions	-	(1,250,000)	1,250,000
Balance at the date of this MD&A	-	6,750,000	85,830,471

Notes:

(1)	Convertible at a ratio of 30 Series I Preferred Shares for one common share.
(2)	Convertible at a ratio of one Series II Preferred Share for one common share.

Share capital issued – six months ended June 30, 2020

In January 2020, we completed an underwritten public offering of 41,279,090 common shares and 1,250,000 Series II Non-Voting Convertible First Preferred Shares, each issued at $2.75 per share. The number of shares sold include 5,547,272 common shares pursuant to the full exercise by the underwriters of their option to purchase additional common shares. The gross proceeds from this offering were $117.0 million, before deducting offering expenses of $7.2 million.

During the six months ended June 30, 2020, 9,576,816 common shares were issued on the exercise of 9,576,816 common share purchase warrants for proceeds of $9.2 million, and 1,750,000 Series II First Preferred Shares were issued on the exercise of 1,750,000 Series II First Preferred Share purchase warrants for proceeds of $1.7 million.

During the six months ended June 30, 2020, 17,171,541 Series I First Preferred Shares were converted into 572,384 common shares, and 3,868,403 Series II First Preferred Shares were converted into 3,868,403 common shares.

Share capital issued – year ended December 31, 2019

In February 2019, we completed an underwritten public offering of 6,550,000 common share units and 12,200,000 Series II Non-Voting Convertible First Preferred Share units, each issued at $0.80 per unit. The gross proceeds from this offering were $15.0 million, before deducting offering expenses of $1.1 million. Each common share unit is comprised of one common share of the Company and one common share purchase warrant. Each common share purchase warrant will be exercisable for one common share at a price of $0.96 per common share purchase warrant for sixty months. Each preferred share unit is comprised of one Series II First Preferred Share of the Company and one Series II First Preferred Share purchase warrant. Each Series II First Preferred Share purchase warrant will be exercisable for one Series II First Preferred Share at a price of $0.96 per Series II First Preferred Share purchase warrant for sixty months. Each purchase warrant has a price protection feature that resets the exercise price of the warrant under certain conditions including the issuance of common shares, or securities convertible into common shares, at prices below the exercise price.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

In addition, in the event of a “Fundamental Transaction” (as defined in the related warrant agreement, which generally includes any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock), each warrant holder will have the right up to 90 days after the consummation of the Fundamental Transaction to require us to repurchase the warrant for a purchase price in cash equal to the Black Scholes value (as calculated under the warrant agreement) of the then remaining unexercised portion of such warrant on the date of such Fundamental Transaction.

During the year ended December 31, 2019, 7,700,000 Series II First Preferred Shares were converted into 7,700,000 common shares.

Warrants

The continuity of the number of issued and outstanding warrants from December 31, 2018 to the date of this MD&A is presented below:

	Preferred	Common Share
	Warrants	Warrants
Balance at December 31, 2018	-	-
Issued in public offering (3)	12,200,000 (1)	6,550,000	(2)
Conversion to common warrants	(5,050,000)	5,050,000
Balance at December 31, 2019	7,150,000	11,600,000
Exercises	(1,750,000)	(9,576,816)
Balance at June 30, 2020 and the date of this MD&A	5,400,000	2,023,184

Notes:

(1)	Each preferred share warrant is exercisable for one Series II First Preferred Share at an exercise price of $0.96 per Series II First Preferred Share.
(2)	Each common share warrant is exercisable for one common share at an exercise price of $0.96 per common share.
(3)	In the prior period, these warrants were classified as a liability on the Statement of Financial Position. As of January 1, 2020, as a result of the change in functional currency to US dollars, the warrant liability was reclassified to equity. Accordingly $13.4 million was transferred from warrant liability to equity.

Stock-based Compensation

2020 Omnibus Plan

The 2020 Omnibus Equity Incentive Plan was adopted by the board of directors on May 6, 2020 and approved by the shareholders at the annual general and special meeting of shareholders held on June 30, 2020. Under the Omnibus Plan, we may grant non-statutory and incentive stock options, share appreciation rights, restricted share units, restricted share awards, unrestricted share awards, deferred share units, and dividend equivalent rights. The maximum number of common shares issuable under the Omnibus Plan is 13,400,000 common shares. The Omnibus Plan replaces the 2018 Stock Option Plan, the 2016 Cash-Settled DSU Plan and the 2019 Inducement Plan, or the Predecessor Plans. As at June 30, 2020, we were entitled to issue an additional 10,326,705 common shares under the Omnibus Plan.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

2019 Inducement Stock Option Plan

Stock options of the Corporation that were granted and are outstanding under the 2019 Inducement Stock Option Plan, or the 2019 Inducement Plan, will remain subject to the terms and conditions of the 2019 Inducement Plan; however, no new stock options of the Corporation will be granted under the 2019 Inducement Plan. As of June 30, 2020 there were 1,800,000 stock options outstanding under the 2019 Inducement Plan.

2018 Stock Option Plan

Stock options that were granted and are outstanding under the 2018 Stock Option Plan, or the 2018 Plan, will remain subject to the terms and conditions of the 2018 Plan; however, no new stock options of the Company will be granted under the 2018 Plan. As of June 30, 2020 there were 3,141,914 stock options outstanding under the 2018 Plan.

The continuity of the number of issued and outstanding stock options from December 31, 2018 to the date of this MD&A is presented below:

	Number of	Weighted Average
	Options	Exercise Price
Balance at December 31, 2018	2,699,205	7.75
Granted	3,575,600	0.40
Forfeited	(200,213)	8.50
Cancelled/Expired	(707,947)	10.66
Balance at December 31, 2019	5,366,645	2.44
Granted	7,000	4.87
Forfeited	(56,201)	3.34
Cancelled/Expired	(30,583)	14.52
Exercised	(344,947)	3.23
Balance at June 30, 2020	4,941,914	2.30
Forfeited	(4,394)	0.98
Balance at the date of this MD&A	4,937,520	2.30

2016 Cash-Settled DSU Plan

DSUs granted under the 2016 Cash-Settled DSU Plan will be governed by the terms and conditions of the Omnibus Plan. No new DSUs will be granted under the 2016 Cash-Settled DSU Plan.

For the six months ended June 30, 2020 and 2019, there were 27,474 and 603,197 DSUs issued, respectively. The fair values of DSUs under this plan as at June 30, 2020 and December 31, 2019 were $24.9 million and $2.7 million, respectively.

For the three and six months ended June 30, 2020, the DSU expense, comprised of directors’ fees paid and the revaluation of the DSU liability, were $13.0 million and $22.4 million, respectively (2019 – an expense of $0.1 million and expense recovery of $34 thousand, respectively). The number of DSUs outstanding as at June 30, 2020 and December 31, 2019 were 3,073,295 and 3,045,821, respectively.

The Omnibus Plan provides for equity or cash settlement of DSUs issued for director compensation, at the option of the Company. It is the Company’s intention to settle all DSUs by equity. The ratification of the Omnibus Plan on June 30, 2020, which now provides for equity settlement of DSUs issued for director compensation, was treated as a modification under ASC 718 Compensation – Stock Compensation and the DSUs were classified as equity instead of as a liability. Accordingly, as of June 30, 2020, $24.9 million was transferred from a liability to equity.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

Fully Diluted Share Capital

The number of issued and outstanding common shares, Series II First Preferred Shares, warrants, deferred share units and stock options on a fully converted basis as at June 30, 2020 were as follows:

Number of Common Share Equivalents
Common shares	84,580,471
Series II First Preferred Shares	8,000,000
Warrants	7,423,184
Deferred Share Units	3,073,295
Stock options	4,941,914
Total	108,018,864

Trend Information

Historical patterns of expenditures cannot be taken as an indication of future expenditures. The amount and timing of expenditures and therefore liquidity and capital resources vary substantially from period to period depending on the number of research and development programs being undertaken at any one time, the stage of the development programs, the timing of significant expenditures for manufacturing, toxicology and pharmacology studies and clinical trials, and the availability of funding from investors and prospective commercial partners.

Selected Quarterly Financial Information

(In thousands)	Q2-2020 $	Q1-2020 $	Q4-2019 $	Q3-2019 $
Revenue	115	-	-	99
Research and development expenses	7,174	4,988	5,314	6,040
General and administrative expenses	16,697	11,675	3,117	926
Net loss for the period	23,218	16,298	19,114	6,050
Basic and diluted net loss per share	0.28	0.25	0.67	0.22
Cash and cash equivalents and marketable securities	130,834	135,057	22,666	27,437

(In thousands)	Q2-2019 $	Q1-2019 $
Revenue	25	-
Research and development expenses	8,297	7,047
General and administrative expenses	911	760
Net loss for the period	5,183	7,734
Basic and diluted net loss per share	0.19	0.44
Cash and cash equivalents and marketable securities	32,648	39,435

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

The change in net loss in the second quarter and third quarter of 2019 was due mainly to the fluctuation in the revaluation of the warrant liability. In the fourth quarter of 2019, the increase in net loss was mainly caused by a warrant liability revaluation loss of $10.7 million. The increases in net loss in the first and second quarters of 2020 were due mainly to a revaluation loss of $9.3 million and $12.8 million on the DSU liability for the first and second quarters of 2020, respectively.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” under the US Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of $1.07 billion (as such amount is indexed for inflation every 5 years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common shares pursuant to an effective registration statement under the US Securities Act of 1933 which is December 31, 2020; (c) the date on which we have, during the previous 3-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer”, as defined in Rule 12b–2 of the US Securities Exchange Act of 1934, or the Exchange Act.

Generally, a company that registers any class of its securities under Section 12 of the Exchange Act is required to include in the second and all subsequent annual reports filed by it under the Exchange Act, a management report on internal control over financial reporting and, subject to an exemption available to companies that meet the definition of a “smaller reporting company” in Rule 12b-2 under the Exchange Act, an auditor attestation report on management’s assessment of the company’s internal control over financial reporting. However, for so long as we continue to qualify as an emerging growth company, we will be exempt from the requirement to include an auditor attestation report in our annual reports filed under the Exchange Act, even if we do not qualify as a “smaller reporting company”. In addition, Section 103(a)(3) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, has been amended by the JOBS Act to provide that, among other things, auditors of an emerging growth company are exempt from any rules of the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the company.

Any US domestic issuer that is an emerging growth company is able to avail itself of the reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and to not present to its shareholders a non-binding advisory vote on executive compensation, obtain approval of any golden parachute payments not previously approved, or present the relationship between executive compensation actually paid and our financial performance. So long as we are a foreign private issuer, we are not subject to such requirements, and will not become subject to such requirements even if we were to cease to be an emerging growth company.

We are currently a foreign private issuer but will lose this status on December 31, 2020 since the majority of our common shareholders are US residents and the majority of the members of our board of directors are US residents as of June 30, 2020. We will therefore become a domestic issuer as of January 1, 2021 which will require us to comply with new reporting requirements including the adoption of US generally accepted accounting principles. We have assessed as at June 30, 2020 that we qualify as a smaller reporting company as defined in Item 10(f)(1) of Regulation S-K since our annual revenue for 2020 is projected to be less than $100.0 million and our public float is less than $700.0 million. Smaller reporting companies have the option of relying on scaled disclosure requirements for smaller reporting companies in Regulation S-K and in Article 8 of Regulation S-X. We have also determined that we will remain a non-accelerated filer for 2021 which means that we will not be required to have management’s assessment of the effectiveness of internal control over financial reporting attested to, and reported on, by an independent auditor, as required by Section 404(b) of the Sarbanes-Oxley Act.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

As a reporting issuer under the securities legislation of the Canadian provinces of Ontario, British Columbia, Manitoba, Nova Scotia and Alberta, we are required to comply with all new or revised accounting standards that apply to Canadian public companies. Pursuant to Section 107(b) of the JOBS Act, an emerging growth company may elect to utilize an extended transition period for complying with new or revised accounting standards for public companies until such standards apply to private companies. We have elected not to utilize this extended transition period.

Critical Accounting Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities at the date of the consolidated financial statements, reported amounts of revenue and expenses during the reporting periods, and related disclosures in the accompanying notes. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, accrued clinical and contract research organization costs, stock-based compensation expense and valuation of warrant liability. The Company reviews its estimates and underlying assumptions on an ongoing basis. Revisions are recognized in the period in which the estimates are revised and may impact future periods. Actual results could differ materially from these estimates and assumptions.

RISK FACTORS

The following information sets forth material risks and uncertainties that may affect our business, including our future financing and operating results and could cause our actual results to differ materially from those contained in forward-looking statements we have made in this MD&A. The risks and uncertainties below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we believe to be immaterial may also adversely affect our business. Further, if we fail to meet the expectations of the public market in any given period, the market price of our common shares could decline. We operate in a highly competitive environment that involves significant risks and uncertainties, some of which are outside of our control.

Risks Related to Our Financial Position and Need for Additional Capital

We expect to incur future losses and we may never become profitable.

We have incurred losses of $39.5 million, $38.1 million and $31.6 million for the six months ended June 30, 2020 and for the years ended 2019 and 2018, respectively, and expect to incur an operating loss for the year ending December 31, 2020. We have an accumulated deficit since inception through June 30, 2020 of $229.5 million. We believe that operating losses will continue as we are planning to incur significant costs associated with the clinical development of our SIRPαFc molecules. Our net losses have had and will continue to have an adverse effect on, among other things, our shareholders’ equity, total assets and working capital. We expect that losses will fluctuate from quarter to quarter and year to year, and that such fluctuations may be substantial. We cannot predict when we will become profitable, if at all.

We will require additional capital to finance our operations, which may not be available to us on acceptable terms, or at all. As a result, we may not complete the development and commercialization of our product candidates or develop new product candidates.

As a drug development company, our operations have consumed substantial amounts of cash since inception. We expect to spend substantial funds to continue the research, development and testing of our product candidates and to prepare to commercialize products subject to approval of the FDA, in the US and similar approvals in other jurisdictions. We will also require significant additional funds if we expand the scope of our current clinical plans or if we were to acquire any new assets and advance their development. Therefore, for the foreseeable future, we will have to fund all of our operations and development expenditures from cash on hand, equity or debt financings, through collaborations with other biotechnology or pharmaceutical companies or through financings from other sources. We expect that our existing combined cash and cash equivalents and marketable securities as at June 30, 2020 of $130.8 million will enable us to fund our current operating plan requirements for at least the next twelve months. Additional financing will be required to meet our longer term liquidity needs. If we do not succeed in raising additional funds on acceptable terms, we might not be able to complete clinical trials or pursue and obtain approval of any product candidates from the FDA and other regulatory authorities. It is possible that future financing will not be available or, if available, may not be on favorable terms. The availability of financing will be affected by the achievement of our corporate goals, the results of scientific and clinical research, the ability to obtain regulatory approvals, the state of the capital markets generally and with particular reference to drug development companies, the status of strategic alliance agreements and other relevant commercial considerations. If adequate funding is not available, we may be required to delay, reduce or eliminate one or more of our product development programs, or obtain funds through corporate partners or others who may require us to relinquish significant rights to product candidates or obtain funds on less favorable terms than we would otherwise accept. To the extent that external sources of capital become limited or unavailable or available on onerous terms, our intangible assets and our ability to continue our clinical development plans may become impaired, and our assets, liabilities, business, financial condition and results of operations may be materially or adversely affected.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

We currently have no product revenue and will not be able to maintain our operations and research and development without additional funding.

To date, we have generated no product revenue and cannot predict when and if we will generate product revenue. Our ability to generate product revenue and ultimately become profitable depends upon our ability, alone or with partners, to successfully develop our product candidates, obtain regulatory approval, and commercialize products, including any of our current product candidates, or other product candidates that we may develop, in-license or acquire in the future. We do not anticipate generating revenue from the sale of products for the foreseeable future. We expect our research and development expenses to increase in connection with our ongoing activities, particularly as we advance our product candidates through clinical trials.

The duration and impact of the current COVID-19 pandemic is uncertain.

Our business relies, to a certain extent, on free movement of goods, services and capital from around the world, which has been significantly restricted as a result of COVID-19. We have implemented a response designed to maintain our operations despite the outbreak of the virus. However, we may experience direct or indirect impacts from the pandemic, including delays in the enrollment of new patients in our TTI-621 and TTI-622 clinical studies. We may also have some risk that our contracting counterparties could fail to meet their obligations due to restrictions on the movement of goods that may be required for the manufacturing of our products. Given the ongoing and dynamic nature of the circumstances surrounding COVID-19, it is difficult to predict how significant the impact of COVID-19, including any responses to it, will be on the global economy and our business or for how long any disruptions are likely to continue. The extent of such impact will depend on future developments, which are highly uncertain, rapidly evolving and difficult to predict, including new information which may emerge concerning the severity of COVID-19 and additional actions which may be taken to contain COVID-19. Such developments could have an adverse effect on our business, financial condition, results of operations and cash flow.

We may be subject to significant cash payouts in connection with our outstanding warrants in the event of a “Fundamental Transaction”.

In the event of a “Fundamental Transaction” (as defined in the related warrant agreement, which generally includes any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock), each warrant holder will have the right up to 90 days after the consummation of the Fundamental Transaction to require us to repurchase the warrant for a purchase price in cash equal to the Black Scholes value (as calculated under the warrant agreement) of the then remaining unexercised portion of such warrant on the date of such Fundamental Transaction, which may materially adversely affect our financial condition and/or results of operations. There can be no assurance that in the event of a Fundamental Transaction we will be able to sufficiently compensate the holders of the warrants in accordance with the terms thereof. The warrant provisions may delay or prevent our ability to undertake a strategic transaction that may be beneficial to shareholders. These restrictions may also adversely affect the market price of our common shares.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

We are exposed to the financial risk related to the fluctuation of foreign exchange rates and the degrees of volatility of those rates.

We may be adversely affected by foreign currency fluctuations. To date, we have been primarily funded through issuances of equity, proceeds from the exercise of warrants and stock options and from interest income on funds available for investment, which are denominated both in Canadian and US dollars. Also, a sizeable portion of our expenditures are in Canadian dollars, and we are therefore subject to foreign currency fluctuations which may, from time to time, impact our financial position and results of operations.

Risks Related to Our Business and Our Industry

Our prospects depend on the success of our product candidates which are at early stages of development, and we may not generate revenue for several years, if at all, from these products.

Given the early stage of our product development, we can make no assurance that our research and development programs will result in regulatory approval or commercially viable products. To achieve profitable operations, we, alone or with others, must successfully develop, gain regulatory approval, and market our future products. We currently have no products that have been approved by the FDA, Health Canada, or any similar regulatory authority. To obtain regulatory approvals for our product candidates being developed and to achieve commercial success, clinical trials must demonstrate that the product candidates are safe for human use and that they demonstrate efficacy. While we have commenced clinical trials for SIRPαFc, we have not yet completed later stage clinical trials for any of our product candidates.

Many product candidates never reach the stage of clinical testing and even those that do have only a small chance of successfully completing clinical development and gaining regulatory approval. Product candidates may fail for a number of reasons, including, but not limited to, being unsafe for human use or due to the failure to provide therapeutic benefits equal to or better than the standard of treatment at the time of testing. Unsatisfactory results obtained from a particular study relating to a research and development program may cause us or our collaborators to abandon commitments to that program.

The early stage of our product development makes it particularly uncertain whether any of our product development efforts will prove to be successful and meet applicable regulatory requirements, and whether any of our product candidates will receive the requisite regulatory approvals, be capable of being manufactured at a reasonable cost or be successfully marketed. If we are successful in developing our current and future product candidates into approved products, we will still experience many potential obstacles such as the need to develop or obtain manufacturing, marketing and distribution capabilities. If we are unable to successfully commercialize any of our products, our financial condition and results of operations may be materially and adversely affected.

Positive results from preclinical and early clinical research of TTI-621 and TTI-622 are not necessarily predictive of the results of later clinical trials of TTI-621 or TTI-622. If we cannot replicate the positive results from preclinical and early clinical research in our later clinical trials, we may be unable to successfully develop, obtain regulatory approval for and commercialize TTI-621 or TTI-622.

Positive results of preclinical and early clinical research of TTI-621 and TTI-622 may not be indicative of the results that will be obtained in later-stage clinical trials. For example, our dose escalation trial for TTI-621 is focused on T-cell malignancies based on preliminary results of our intravenous and intratumoral trials. There can be no assurance that the preliminary results we have seen in a small number of T-cell lymphoma patients will be reproducible in a larger population of patients. We can make no assurance that any future studies, if undertaken, will yield favorable results.

Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in later-stage clinical trials after achieving positive results in early-stage development, and we cannot be certain that we will not face similar setbacks. These setbacks have been caused by, among other things, preclinical findings made while clinical trials were underway or safety or efficacy observations made in clinical trials, including previously unreported adverse events. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA approval. If we fail to produce positive results in our clinical trials of TTI-621 or TTI-622, the development timeline and regulatory approval and commercialization prospects for our leading product candidates, and, correspondingly, our business and financial prospects, would be materially adversely affected.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

We rely and will continue to rely on third parties to plan, conduct and monitor our preclinical studies and clinical trials, and their failure to perform as required could cause substantial harm to our business.

We rely and will continue to rely on third parties to conduct a significant portion of our preclinical and clinical development activities. Preclinical activities include in vivo studies providing access to specific disease models, pharmacology and toxicology studies, and assay development. Clinical development activities include trial design, regulatory submissions, clinical patient and site recruitment, clinical trial monitoring, clinical data management and analysis, safety monitoring and project management. If there is any dispute or disruption in our relationship with third parties, or if they are unable to provide quality services in a timely manner and at a feasible cost, our active development programs will face delays. Further, if any of these third parties fails to perform as we expect or if their work fails to meet regulatory requirements, our testing could be delayed, cancelled or rendered ineffective.

We rely on contract manufacturers over whom we have limited control. If we are subject to quality, cost or delivery issues with the preclinical and clinical grade materials supplied by contract manufacturers, our business operations could suffer significant harm.

We have limited manufacturing experience and rely on contract manufacturing organizations, or CMOs to manufacture our product candidates for larger preclinical studies and clinical trials. We rely on CMOs for manufacturing, filling, packaging, storing and shipping of drug product in compliance with current Good Manufacturing Practice, or cGMP, regulations applicable to our products. The FDA ensures the quality of drug products by carefully monitoring drug manufacturers’ compliance with cGMP regulations. The cGMP regulations for drugs contain minimum requirements for the methods, facilities and controls used in manufacturing, processing and packaging of a drug product.

We contracted with Catalent for the manufacture of the SIRPαFc protein to supply drug substance for our clinical trials. The manufacture of recombinant proteins uses well established processes including a protein expression system. Catalent is producing SIRPαFc using their proprietary GPEx® expression system. We believe that Catalent has the capacity, the systems, and the experience to supply SIRPαFc for our current clinical trials and we may consider using Catalent for manufacturing for later clinical trials. However, since the Catalent manufacturing facility where SIRPαFc is being produced does not support commercial manufacturing, it has not yet been inspected by the FDA. Any manufacturing failures, delays or compliance issues could cause delays in the conduct of SIRPαFc preclinical studies and clinical trials.

There can be no assurances that CMOs will be able to meet our timetable and requirements. We have not contracted with alternate suppliers for SIRPαFc drug substance production in the event Catalent is unable to scale up production, or if Catalent otherwise experiences any other significant problems, or has limited production availability. If we are unable to arrange for alternative third-party manufacturing sources on commercially reasonable terms or in a timely manner, we may be delayed in the development of our product candidates. Further, CMOs must operate in compliance with cGMP and failure to do so could result in, among other things, the disruption of product supplies. Our dependence upon third parties for the manufacture of our products may adversely affect our profit margins and our ability to develop and deliver products on a timely and competitive basis.

We require commercial scale and quality manufactured product to be available for pivotal or registration clinical trials. If we do not have commercial grade drug supply when needed, we may face delays in initiating or completing pivotal trials and our business operations could suffer significant harm.

To date, our product has been manufactured in small quantities for preclinical studies and clinical trials by third-party manufacturers. In order to commercialize our product, we need to manufacture commercial quality drug supply for use in registration clinical trials. Most, if not all, of the clinical material used in phase 3/ pivotal/ registration studies must be derived from the defined commercial process including scale, manufacturing site, process controls and batch size. If we have not scaled up and validated the commercial production of our product prior to the commencement of pivotal clinical trials, we may have to employ a bridging strategy during the trial to demonstrate equivalency of early stage material to commercial drug product, or potentially delay the initiation or completion of the trial until drug supply is available. The manufacturing of commercial quality drug product requires significant efforts including, but not limited to scale-up of production to anticipated commercial scale, process characterization and validation, analytical method validation, identification of critical process parameters and product quality attributes, multiple process performance and validation runs, has long lead times and is very expensive. If we do not have commercial drug supply available when needed for pivotal clinical trials, our regulatory and commercial progress may be delayed and we may incur increased product development cost. This may have a material adverse effect on our business, financial condition and prospects, and may delay marketing of the product.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we would incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct preclinical studies in animals and extensive clinical trials in humans to demonstrate the safety and efficacy of the product candidates. Clinical testing is expensive and difficult to design and implement, can take many years to complete and has uncertain outcomes. The outcome of preclinical studies and early clinical trials may not predict the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials due to lack of efficacy or unacceptable safety profiles, notwithstanding promising results in earlier trials. We do not know whether the clinical trials we may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market any of our product candidates in any jurisdiction. A product candidate may fail for safety or efficacy reasons at any stage of the testing process. A major risk we face is the possibility that none of our product candidates under development will successfully gain market approval from the FDA or other regulatory authorities, resulting in us being unable to derive any commercial revenue from them after investing significant amounts of capital in their development.

If we experience delays in clinical testing, we will be delayed in commercializing our product candidates, and our business may be substantially harmed.

We cannot predict whether any clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, or at all. Our product development costs will increase if we experience delays in clinical testing. Significant clinical trial delays could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before us, which would impair our ability to successfully commercialize our product candidates and may harm our financial condition, results of operations and prospects. The commencement and completion of clinical trials for our products may be delayed for a number of reasons, including delays related, but not limited, to:

•	failure by regulatory authorities to grant permission to proceed or placing the clinical trial on hold;
•	patients failing to enroll or remain in our trials at the rate we expect;
•	suspension or termination of clinical trials by regulators for many reasons, including concerns about patient safety or failure of our CMOs to comply with cGMP requirements;
•	any changes to our manufacturing process that may be necessary or desired;
•	delays or failure to obtain clinical supply from CMOs of our products necessary to conduct clinical trials;
•	product candidates demonstrating a lack of safety or efficacy during clinical trials;
•	patients choosing an alternative treatment for the indications for which we are developing any of our product candidates or participating in competing clinical trials;
•	patients failing to complete clinical trials due to dissatisfaction with the treatment, side effects or other reasons;

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

•	reports of clinical testing on similar technologies and products raising safety and/or efficacy concerns;
•	competing clinical trials and scheduling conflicts with participating clinicians;
•	clinical investigators not performing our clinical trials on their anticipated schedule, dropping out of a trial, or employing methods not consistent with the clinical trial protocol, regulatory requirements or other third parties not performing data collection and analysis in a timely or accurate manner;
•	failure of our contract research organizations, or CROs, to satisfy their contractual duties or meet expected deadlines;
•	inspections of clinical trial sites by regulatory authorities or Institutional Review Boards, or IRBs, or ethics committees finding regulatory violations that require us to undertake corrective action, resulting in suspension or termination of one or more sites or the imposition of a clinical hold on the entire study;
•	one or more IRBs or ethics committees rejecting, suspending or terminating the study at an investigational site, precluding enrollment of additional subjects, or withdrawing its approval of the trial; or
•	failure to reach agreement on acceptable terms with prospective clinical trial sites.

Our product development costs will increase if we experience delays in testing or approval or if we need to perform more or larger clinical trials than planned. Additionally, changes in regulatory requirements and policies may occur, and we may need to amend study protocols to reflect these changes. Amendments may require us to resubmit our study protocols to regulatory authorities or IRBs or ethics committees for re-examination, which may impact the cost, timing or successful completion of that trial. Delays or increased product development costs may have a material adverse effect on our business, financial condition and prospects.

We may not achieve our publicly announced milestones according to schedule, or at all.

From time to time, we may announce the timing of certain events we expect to occur, such as the anticipated timing of results from our clinical trials. These statements are forward-looking and are based on the best estimates of management at the time relating to the occurrence of such events. However, the actual timing of such events may differ from what has been publicly disclosed. The timing of events such as initiation or completion of a clinical trial, filing of an application to obtain regulatory approval, or announcement of additional clinical trials for a product candidate may ultimately vary from what is publicly disclosed. These variations in timing may occur as a result of different events, including the nature of the results obtained during a clinical trial or during a research phase, timing of the completion of clinical trials, problems with a CMO or a CRO or any other event having the effect of delaying the publicly announced timeline. We undertake no obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as otherwise required by law. Any variation in the timing of previously announced milestones could have a material adverse effect on our business plan, financial condition or operating results and the trading price of our common shares.

We may not be able to file INDs to commence additional clinical trials on the timelines we expect, and even if we are able to, the FDA may not permit us to proceed in a timely manner, or at all.

Prior to commencing clinical trials in the United States for any of our product candidates, we may be required to have an allowed IND for each product candidate and to file additional INDs prior to initiating any additional clinical trials for SIRPαFc. We believe that the data from previous studies will support the filing of additional INDs, to enable us to undertake additional clinical studies as we have planned. However, submission of an IND may not result in the FDA allowing further clinical trials to begin and, once begun, issues may arise that will require us to suspend or terminate such clinical trials. Additionally, even if relevant regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND, these regulatory authorities may change their requirements in the future. Failure to submit or have effective INDs and commence or continue clinical programs will significantly limit our opportunity to generate revenue.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

If we have difficulty enrolling patients in clinical trials, the completion of the trials may be delayed or cancelled.

As our product candidates advance from preclinical testing to clinical testing, and then through progressively larger and more complex clinical trials, we will need to enroll an increasing number of patients that meet our eligibility criteria. There is significant competition for recruiting cancer patients in clinical trials, and we may be unable to enroll the patients we need to complete clinical trials on a timely basis or at all. The factors that affect our ability to enroll patients are largely uncontrollable and include, but are not limited to, the following:

•	size and nature of the patient population;
•	eligibility and exclusion criteria for the trial;
•	design of the study protocol;
•	competition with other companies for clinical sites or patients;
•	the perceived risks and benefits of the product candidate under study;
•	the patient referral practices of physicians; and
•	the number, availability, location and accessibility of clinical trial sites.

If we are unable to successfully develop companion diagnostics for our therapeutic product candidates, or experience significant delays in doing so, we may not achieve marketing approval or realize the full commercial potential of our therapeutic product candidates.

We may develop companion diagnostics for our therapeutic product candidates. We expect that, at least in some cases, regulatory authorities may require the development and regulatory approval of a companion diagnostic as a condition to approving our therapeutic product candidates. We have limited experience and capabilities in developing or commercializing diagnostics and plan to rely in large part on third parties to perform these functions. We have not begun to develop companion diagnostics for any of our therapeutic product candidates.

Companion diagnostics are subject to regulation by the FDA, HC, and comparable foreign regulatory authorities as medical devices and may require separate regulatory approval or clearance prior to commercialization. If we, or any third parties that we engage to assist us, are unable to successfully develop companion diagnostics for our therapeutic product candidates, or experience delays in doing so, our business may be substantially harmed.

Regulatory approval processes are lengthy, expensive and inherently unpredictable. Our inability to obtain regulatory approval for our product candidates would substantially harm our business.

Our development and commercialization activities and product candidates are significantly regulated by a number of governmental entities, including the FDA, HC, and comparable authorities in other countries. Regulatory approvals are required prior to each clinical trial and we may fail to obtain the necessary approvals to commence or continue clinical testing. We must comply with regulations concerning the manufacture, testing, safety, effectiveness, labeling, documentation, advertising, and sale of products and product candidates and ultimately must obtain regulatory approval before we can commercialize a product candidate. The time required to obtain approval by such regulatory authorities is unpredictable but typically takes many years following the commencement of preclinical studies and clinical trials. Any analysis of data from clinical activities we perform is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. Even if we believe results from our clinical trials are favorable to support the marketing of our product candidates, the FDA or other regulatory authorities may disagree. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. We have not obtained regulatory approval for any product candidate and it is possible that none of our existing product candidates or any future product candidates will ever obtain regulatory approval.

We could fail to receive regulatory approval for our product candidates for many reasons, including, but not limited to:

•	disagreement with the design or implementation of our clinical trials;
•	failure to demonstrate that a product candidate is safe and effective for its proposed indication;
•	failure of clinical trials to meet the level of statistical significance required for approval;
•	failure to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;
•	disagreement with our interpretation of data from preclinical studies or clinical trials;
•	the insufficiency of data collected from clinical trials of our product candidates to support the submission and filing of a biologic license application, or BLA, or other submission to obtain regulatory approval;

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

•	deficiencies in the manufacturing processes or the failure of facilities of CMOs with whom we contract for clinical and commercial supplies to pass a pre-approval inspection; or
•	changes in the approval policies or regulations that render our preclinical and clinical data insufficient for approval.

A regulatory authority may require more information, including additional preclinical or clinical data to support approval, which may delay or prevent approval and our commercialization plans, or we may decide to abandon the development program. If we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Moreover, depending on any safety issues associated with our product candidates that garner approval, the FDA may impose a risk evaluation and mitigation strategy, thereby imposing certain restrictions on the sale and marketability of such products.

We face competition from other biotechnology and pharmaceutical companies and our financial condition and operations will suffer if we fail to effectively compete.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Our competitors include large, well-established pharmaceutical companies, biotechnology companies, and academic and research institutions developing cancer therapeutics for the same indications we are targeting and competitors with existing marketed therapies. Many other companies are developing or commercializing therapies to treat the same diseases or indications for which our product candidates may be useful. Although there are no approved therapies that specifically target the CD47 pathway, some competitors use therapeutic approaches that may compete directly with our product candidates. For example, SIRPαFc is in direct competition with CD47 blocking agents from Gilead Sciences, Inc., Celgene Corporation, and others.

Many of our competitors have substantially greater financial, technical and human resources than we do and have significantly greater experience than us in conducting preclinical testing and human clinical trials of product candidates, scaling up manufacturing operations and obtaining regulatory approvals of products. Accordingly, our competitors may succeed in obtaining regulatory approval for products more rapidly than we do. Our ability to compete successfully will largely depend on:

•	the efficacy and safety profile of our product candidates relative to marketed products and other product candidates in development;
•	our ability to develop and maintain a competitive position in the product categories and technologies on which we focus;
•	the time it takes for our product candidates to complete clinical development and receive marketing approval;
•	our ability to obtain required regulatory approvals;
•	our ability to commercialize any of our product candidates that receive regulatory approval;
•	our ability to establish, maintain and protect intellectual property rights related to our product candidates; and
•	acceptance of any of our product candidates that receive regulatory approval by physicians and other healthcare providers and payers.

If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will substantially suffer.

We heavily rely on the capabilities and experience of our key executives and scientists and the loss of any of them could affect our ability to develop our products.

Our success will depend in large measure on the ability, expertise, judgment, discretion, integrity and good faith of our key executives and other personnel conducting our business. Our management structure underwent changes in 2019 due to the resignation in April 2019 of our former President and Chief Executive Officer and director, and the appointment in September 2019 of our new President and Chief Executive Officer and director, Dr. Jan Skvarka. Dr. Robert L. Kirkman, M.D., the Chair of the Board served as Executive Chair from April 29, 2019 to March 31, 2020, and Dr. Robert Uger, the current Chief Scientific Officer, served as a director from April 30, 2019 to February 6, 2020. We have employment agreements with Dr. Skvarka and Dr. Uger, and other key members of our staff, and in May 2019 the Board put agreements in place for key executives and staff to encourage retention, although such agreements do not guarantee their retention. Cash retention payments will be made in August 2020 and equity retention awards vest in November 2020. This transition may cause some disruption to our business, and may have an adverse effect on our business, operating results or financial condition.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

We also depend on our scientific and clinical collaborators and advisors, all of whom have outside commitments that may limit their availability to us. In addition, we believe that our future success will depend in large part upon our ability to attract and retain highly skilled scientific, managerial, medical, manufacturing, clinical, commercial and regulatory personnel, particularly as we expand our activities and seek regulatory approvals for clinical trials. We enter into agreements with our scientific and clinical collaborators and advisors, key opinion leaders and academic partners in the ordinary course of our business. We also enter into agreements with physicians and institutions who will recruit patients into our clinical trials on our behalf in the ordinary course of our business. Notwithstanding these arrangements, we face significant competition for these types of personnel from other companies, research and academic institutions, government entities and other organizations. We cannot predict our success in hiring or retaining the personnel we require for continued growth. The loss of the services of any of our executive officers or other key personnel could potentially harm our business, operating results or financial condition.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have a material adverse effect on our business.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we have established, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing, and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a substantial impact on our business and results of operations, including the imposition of substantial fines or other sanctions.

We may expand our business through the acquisition of companies or businesses or by entering into collaborations or by in-licensing product candidates, each of which could disrupt our business and harm our financial condition.

We have in the past and may in the future seek to expand our pipeline and capabilities by acquiring one or more companies or businesses, entering into collaborations, or in-licensing one or more product candidates. Acquisitions, collaborations and in-licenses involve numerous risks, including, but not limited to:

•	substantial cash expenditures;
•	technology development risks;
•	potentially dilutive issuances of equity securities;
•	incurrence of debt and contingent liabilities, some of which may be difficult or impossible to identify at the time of acquisition;
•	difficulties in assimilating the operations of the acquired companies;
•	potential disputes regarding contingent consideration;

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

•	diverting our management’s attention away from other business concerns;
•	entering markets in which we have limited or no direct experience; and
•	potential loss of our key employees or key employees of the acquired companies or businesses.

We have experience in making acquisitions, entering collaborations, and in-licensing product candidates, however, we cannot provide assurance that any acquisition, collaboration or in-license will result in short-term or long-term benefits to us. We may incorrectly judge the value or worth of an acquired company or business or in-licensed product candidate. In addition, our future success would depend in part on our ability to manage the rapid growth associated with some of these acquisitions, collaborations and in-licenses. We cannot provide assurance that we would be able to successfully combine our business with that of acquired businesses, manage a collaboration or integrate in-licensed product candidates. Furthermore, the development or expansion of our business may require a substantial capital investment by us.

Negative results from clinical trials or studies of others and adverse safety events involving the targets of our products may have an adverse impact on our future commercialization efforts.

From time to time, studies or clinical trials on various aspects of biopharmaceutical products are conducted by academic researchers, competitors or others. The results of these studies or trials, when published, may have a significant effect on the market for the biopharmaceutical product that is the subject of the study. The publication of negative results of studies or clinical trials or adverse safety events related to our product candidates, or the therapeutic areas in which our product candidates compete, could adversely affect our share price and our ability to finance future development of our product candidates, and our business and financial results could be materially and adversely affected.

We face the risk of product liability claims, which could exceed our insurance coverage and produce recalls, each of which could deplete our cash resources.

We are exposed to the risk of product liability claims alleging that use of our product candidates caused an injury or harm. These claims can arise at any point in the development, testing, manufacture, marketing or sale of our product candidates and may be made directly by patients involved in clinical trials of our product candidates, by consumers or healthcare providers or by individuals, organizations or companies selling our products. Product liability claims can be expensive to defend, even if the product or product candidate did not actually cause the alleged injury or harm.

Insurance covering product liability claims becomes increasingly expensive as a product candidate moves through the development pipeline to commercialization. We currently maintain clinical trial liability insurance coverage of $10.0 million. However, there can be no assurance that such insurance coverage is or will continue to be adequate or available to us at a cost acceptable to us or at all. We may choose or find it necessary under our collaborative agreements to increase our insurance coverage in the future. We may not be able to secure greater or broader product liability insurance coverage on acceptable terms or at reasonable costs when needed. Any liability for damages resulting from a product liability claim could exceed the amount of our coverage, require us to pay a substantial monetary award from our own cash resources and have a material adverse effect on our business, financial condition and results of operations. Moreover, a product recall, if required, could generate substantial negative publicity about our products and business, inhibit or prevent commercialization of other products and product candidates or negatively impact existing or future collaborations.

If we are unable to maintain product liability insurance required by our third parties, the corresponding agreements would be subject to termination, which could have a material adverse impact on our operations.

Some of our licensing and other agreements with third parties require or might require us to maintain product liability insurance. If we cannot maintain acceptable amounts of coverage on commercially reasonable terms in accordance with the terms set forth in these agreements, the corresponding agreements would be subject to termination, which could have a material adverse impact on our operations.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

Risks Related to Intellectual Property

If we are unable to adequately protect and enforce our intellectual property, our competitors may take advantage of our development efforts or acquired technology and compromise our prospects of marketing and selling our key products.

We control two main patent families relating to SIRPα. One family relates to the use of SIRPα to treat cancer. The other family relates to our drug as a composition of matter, SIRPαFc. We have also filed for patent protection covering additional inventions relating to SIRPα, including anti-cancer drug combination therapies that utilize SIRPαFc, and biomarkers that identify SIRPαFc responders. Our success will depend in part upon our ability to protect our intellectual property and proprietary technologies and upon the nature and scope of the intellectual property protection we receive. For example, some of our patent portfolio covers primarily methods of medical use but not compositions of matter. The ability to compete effectively and to achieve partnerships will depend on our ability to develop and maintain proprietary aspects of our technology and to operate without infringing on the proprietary rights of others. The presence of such proprietary rights of others could severely limit our ability to develop and commercialize our products, to conduct our existing research and could require financial resources to defend litigation, which may be in excess of our ability to raise such funds. There is no assurance that our pending patent applications or any that we intend to acquire will be approved in a form that will be sufficient to protect our proprietary technology and gain or keep any competitive advantage that we may have or, once approved, will be upheld in any post-grant proceedings brought by any third parties.

The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved. Patents issued to us or our respective licensors may be challenged, invalidated or circumvented. To the extent our intellectual property, including licensed intellectual property, offers inadequate protection, or is found to be invalid or unenforceable, we are exposed to a greater risk of direct competition. If our intellectual property does not provide adequate protection against our competitors’ products, our competitive position could be adversely affected, as could our business, financial condition and results of operations. Both the patent application process and the process of managing patent disputes can be time consuming and expensive, and the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of Canada and the United States.

We will be able to protect our intellectual property from unauthorized use by third parties only to the extent that our proprietary technologies, key products, and any future products are covered by valid and enforceable intellectual property rights including patents or are effectively maintained as trade secrets, and provided we have the funds to enforce our rights, if necessary.

If we lose our licenses from third-party owners we may be unable to continue a substantial part of our business.

We are party to licenses that give us rights to intellectual property that is necessary or useful for a substantial part of our business. Pursuant to our exclusive license agreement with the University Health Network and the Hospital for Sick Children under which we license certain patent rights for our key products and their uses, we are required to use commercially reasonable efforts to commercialize products based on the licensed rights and pay milestone payments, royalties on net sales, and an annual maintenance fee.

We have also entered into agreements allowing us to manufacture SIRPαFc using Catalent’s proprietary GPEx® expression system. The consideration includes payments at the time we successfully reach a series of development and sales milestones. We may also enter into licenses in the future to access additional third-party intellectual property.

If we fail to pay annual maintenance fees, development and sales milestones, or it is determined that we did not use commercially reasonable efforts to commercialize licensed products, we could lose our licenses which could have a material adverse effect on our business and financial condition.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

We may require additional third-party licenses to effectively develop and manufacture our key products and are currently unable to predict the availability or cost of such licenses.

A substantial number of patents have already been issued to other biotechnology and pharmaceutical companies. To the extent that valid third-party patent rights cover our products or services, we or our strategic collaborators would be required to seek licenses from the holders of these patents in order to manufacture, use or sell these products and services, and payments under them would reduce our profits from these products and services. We are currently unable to predict the extent to which we may wish or be required to acquire rights under such patents, the availability and cost of acquiring such rights, and whether a license to such patents will be available on acceptable terms or at all. There may be patents in the US or in foreign countries or patents issued in the future that are unavailable to license on acceptable terms. Our inability to obtain such licenses may hinder or eliminate our ability to manufacture and market our products.

Changes in patent law and its interpretation could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other biotechnology and pharmaceutical companies, our success is heavily dependent on intellectual property rights, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves technological and legal complexity, and obtaining and enforcing biopharmaceutical patents is costly, time-consuming and inherently uncertain. The US Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our and our licensors’ or collaborators’ ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the US Congress, the federal courts, and the US Patent and Trademark Office, or USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our and our licensors’ or collaborators’ ability to obtain new patents or to enforce existing patents and patents we and our licensors or collaborators may obtain in the future.

Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our and our licensors’ or collaborators’ patent applications and the enforcement or defense of our or our licensors’ or collaborators’ issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to US patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The USPTO developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our or our licensors’ or collaborators’ patent applications and the enforcement or defense of our or our licensors’ or collaborators’ issued patents, all of which could have a material adverse effect on our business and financial condition.

Litigation regarding patents, patent applications, and other proprietary rights may be expensive, time consuming and cause delays in the development and manufacturing of our key products.

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. The pharmaceutical industry is characterized by extensive patent litigation. Other parties may have, or obtain in the future, patents and allege that the use of our technologies infringes these patent claims or that we are employing their proprietary technology without authorization.

In addition, third parties may challenge or infringe upon our existing or future patents. Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding:

•	the patentability of our inventions relating to our key products; and/or
•	the enforceability, validity, or scope of protection offered by our patents relating to our key products.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action, or challenge the validity of the patents in court. Regardless of the outcome, patent litigation is costly and time consuming. In some cases, we may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may:

•	incur substantial monetary damages;
•	encounter significant delays in bringing our key products to market; and/or
•	be precluded from participating in the manufacture, use or sale of our key products or methods of treatment requiring licenses.

Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on us.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them.

Because we rely on third parties to develop our products, we must share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically restrict the ability of our collaborators, advisors, employees and consultants to publish data potentially relating to our trade secrets. Our academic and clinical collaborators typically have rights to publish data, provided that we are notified in advance and may delay publication for a specified time in order to secure our intellectual property rights arising from the collaboration. In other cases, publication rights are controlled exclusively by us, although in some cases we may share these rights with other parties. We may also conduct joint research and development programs which may require us to share trade secrets under the terms of research and development collaboration or similar agreements. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of these agreements, independent development or publication of information including our trade secrets in cases where we do not have proprietary or otherwise protected rights at the time of publication. A competitor’s discovery of our trade secrets may impair our competitive position and could have a material adverse effect on our business and financial condition.

Risks Related to Our Common Shares

Our common share price has been volatile in recent years, and may continue to be volatile.

The market prices for securities of biopharmaceutical companies, including ours, have historically been volatile. In the six months ended June 30, 2020, our common shares traded on the Nasdaq at a high of $9.66 and a low of $1.05 per share and on the TSX at a high of CDN $13.08 and a low of CDN $1.37 per share. In the year ended December 31, 2019, our common shares traded on the Nasdaq at a high of $2.13 and a low of $0.24 per share and on the TSX at a high of CDN $2.76 and a low of CDN $0.30 per share. A number of factors could influence the volatility in the trading price of our common shares, including changes in the economy or in the financial markets, industry related developments, the results of product development and commercialization, changes in government regulations, and developments concerning proprietary rights, litigation and cash flow. Our quarterly losses may vary because of the timing of costs for manufacturing, preclinical studies and clinical trials. Also, the reporting of adverse safety events involving our products and public rumors about such events could cause our share price to decline or experience periods of volatility. Each of these factors could lead to increased volatility in the market price of our common shares. In addition, changes in the market prices of the securities of our competitors may also lead to fluctuations in the trading price of our common shares.

We have never paid dividends and do not expect to do so in the foreseeable future.

We have not declared or paid any cash dividends on our common or preferred shares to date. The payment of dividends in the future will be dependent on our earnings and financial condition in addition to such other factors as our Board of Directors considers appropriate. Unless and until we pay dividends, shareholders may not receive a return on their shares. There is no present intention by our Board of Directors to pay dividends on our shares.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

Future sales or issuances of equity securities and the conversion of outstanding securities to common shares could decrease the value of the common shares, dilute investors’ voting power, and reduce our earnings per share. There are a large number of common shares underlying our outstanding options and warrants and the exercise of these options and/or warrants may depress the market price of our common shares and cause immediate and substantial dilution to our existing stockholders.

As of June 30, 2020, we had 84,580,471 common shares issued and outstanding, Series II First Preferred Shares convertible into an additional 8,000,000 common shares, outstanding DSUs convertible into an additional 3,073,295 common shares, outstanding options to purchase 4,941,914 common shares and outstanding warrants to purchase 2,023,184 common shares and 5,400,000 Series II First Preferred Shares, respectively. The issuance of common shares upon exercise of our outstanding options and warrants, or the conversion of our preferred shares, will cause immediate and substantial dilution to our stockholders.

We may sell additional equity securities in future offerings, including through the sale of securities convertible into equity securities, to finance operations, acquisitions or projects, and issue additional common shares if outstanding warrants or stock options are exercised, or preferred shares are converted to common shares, which may result in dilution. See the information in the section of this MD&A entitled “Description of Share Capital” for details of our outstanding securities convertible into common shares. In the February 2019 public offering, we issued warrants with a price protection feature that resets the exercise price of the warrant under certain conditions including the issuance of common shares, or securities convertible into common shares, at prices below the exercise price of $0.96.

Our Board of Directors has the authority to authorize certain offers and sales of additional securities without the vote of, or prior notice to, shareholders. Based on the need for additional capital to fund expected expenditures and growth, it is likely that we will issue additional securities to provide such capital. Such additional issuances may involve the issuance of a significant number of common shares at prices less than the current market price for our common shares.

Sales of substantial amounts of our securities, or the availability of such securities for sale, as well as the issuance of substantial amounts of our common shares upon conversion of outstanding convertible equity securities, could adversely affect the prevailing market prices for our securities and dilute investors’ earnings per share. A decline in the market prices of our securities could impair our ability to raise additional capital through the sale of securities should we desire to do so.

We expect to lose our foreign private issuer status effective January 1, 2021, which will require us to comply with the US domestic reporting regime under the Exchange Act and will result in significant additional compliance activity and increased costs and expenses.

Effective January 1, 2021, we will no longer be considered a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act and, therefore, we will be required to comply with all the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations.

The regulatory and compliance costs to us under US securities laws as a US domestic issuer may be significantly more than costs we incur as a foreign private issuer. With the loss of foreign private issuer status, we will be required to file periodic reports and registration statements on US domestic issuer forms with the SEC, which are more detailed and extensive in certain respects than the forms available to a foreign private issuer. We will be required under current SEC rules to prepare our consolidated financial statements in accordance with US generally accepted accounting principles (“US GAAP”) and modify certain of our policies to comply with corporate governance practices associated with US domestic issuers.  In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on US stock exchanges that are available to foreign private issuers, and exemptions from requirements related to the preparation and solicitation of proxies (including compliance with full disclosure obligations regarding executive compensation in proxy statements and the requirements of holding a nonbinding advisory vote on certain executive compensation matters, such as “say on pay” and “say on frequency”). Moreover, we will no longer be exempt from certain of the provisions of US securities laws, such as Regulation FD (which restricts the selective disclosure of material information), exemptions for filing beneficial ownership reports under Section 16(a) for officers, directors and 10% shareholders and the Section 16(b) short swing profit rules. We have already started to prepare for the consequences of becoming a US domestic issuer, including those described above, and we expect that the loss of foreign private issuer status will increase our legal and financial compliance costs and will make some activities highly time-consuming and costly. The additional costs could have an adverse impact on our results of operations, financial position and cash flows.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

In addition, the transition to being treated as a US domestic issuer may make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage.

US holders of 10% or more of the voting power of our common shares may be subject to US federal income taxation at ordinary income tax rates on undistributed earnings and profits.

There is a risk that we will be classified as a controlled foreign corporation, or CFC, for US federal income tax purposes. We will generally be classified as a CFC if more than 50% of our outstanding shares, measured by reference to voting power or value, are owned (directly, indirectly or by attribution) by “US Shareholders.” For this purpose, a “US Shareholder” is any US person that owns directly, indirectly or by attribution, 10% or more of the voting power of our outstanding shares. If we are classified as a CFC, a US Shareholder may be subject to US income taxation at ordinary income tax rates on all or a portion of our undistributed earnings and profits attributable to “subpart F income” and may also be subject to tax at ordinary income tax rates on any gain realized on a sale of common shares, to the extent of our current and accumulated earnings and profits attributable to such shares. The CFC rules are complex and US Shareholders of our common shares are urged to consult their own tax advisors regarding the possible application of the CFC rules to them in their particular circumstances.

We are likely a “passive foreign investment company,” which may have adverse US federal income tax consequences for US shareholders.

US investors should be aware that we believe we were classified as a PFIC during the tax years ended December 31, 2019 and 2018, and based on current business plans and financial expectations, we believe that we may be a PFIC for the current tax year and may be a PFIC in future tax years. If we are a PFIC for any year during a US shareholder’s holding period of our common shares or Series II First Preferred Shares, then such US shareholder generally will be required to treat any gain realized upon a disposition of our common shares or Series II First Preferred Shares, or any so-called “excess distribution” received on our common shares or Series II First Preferred Shares, as ordinary income, and to pay an interest charge on a portion of such gain or distributions, unless the shareholder makes a timely and effective “qualified electing fund” election, or QEF Election, or a “mark-to-market” election with respect to our common shares or Series II First Preferred Shares. A US shareholder who makes a QEF Election generally must report on a current basis its share of our net capital gain and ordinary earnings for any year in which we are a PFIC, which may or may not be readily available, whether or not we distribute any amounts to our shareholders. A US shareholder who makes the mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the common shares over the shareholder’s adjusted tax basis therein. A mark-to-market election is not expected to be available with respect to our Series II First Preferred Shares. Each US shareholder should consult its own tax advisors regarding the PFIC rules and the US federal income tax consequences of the acquisition, ownership and disposition of our common shares or Series II First Preferred Shares.

The effect of comprehensive US tax reform legislation on the Company is uncertain.

On December 22, 2017, the US government enacted H.R. 1, “An Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018” (informally titled the “Tax Cuts and Jobs Act”). Among a number of significant changes to the US federal income tax rules, the Tax Cuts and Jobs Act reduces the marginal US corporate income tax rate from 35% to 21%, limits the deduction for net interest expense, shifts the United States toward a more territorial tax system, and imposes new taxes to combat erosion of the US federal income tax base, such as a one-time tax on earnings of certain foreign subsidiaries that were previously tax deferred and a new minimum tax on foreign earnings. The effects of the Tax Cuts and Jobs Act on the Company, whether adverse or favorable, are uncertain, and may not become evident for some period of time, but could have a material adverse effect on our business, financial position or results from operations.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

It may be difficult for non-Canadian investors to obtain and enforce judgments against us because of our Canadian incorporation and presence.

We are a corporation existing under the BCBCA. Some of our officers, directors, and experts are Canadian residents, and many of our assets or the assets of our officers and directors are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of common shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of common shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our officers and directors under the United States federal securities laws. Investors should not assume that Canadian courts (i) would enforce judgments of United States courts obtained in actions against us or such directors, officers or experts predicated upon the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state or jurisdiction of the United States or (ii) would enforce, in original actions, liabilities against us or such directors, officers or experts predicated upon the United States federal securities laws or any securities or “blue sky” laws of any state or jurisdiction of the United States. In addition, the protections afforded by Canadian securities laws may not be available to investors in the United States.

While we currently qualify as an emerging growth company under the JOBS Act, we will cease to be an emerging growth company on or before the end of 2020, and, to the extent we do not qualify as a smaller reporting company, at such time our costs and the demands placed upon our management will increase.

As an emerging growth company under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. While we currently qualify as an emerging growth company under the JOBS Act, we will cease to be an emerging growth company on or before the end of 2020, and, to the extent we do not qualify as a smaller reporting company, at such time our costs and the demands placed upon our management will increase unless we subsequently qualify as a smaller reporting company. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Once we cease to be an emerging growth company, we may qualify as a smaller reporting company, and if so qualified, we will remain a smaller reporting company for so long as (i) our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter. We believe that we will qualify as a smaller reporting company since our annual revenue is less than $100.0 million and our common stock held by non-affiliates was less than $700.0 million on June 30, 2020. Similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosure, are exempt from the auditor attestation requirements of Section 404, and have certain other reduced disclosure obligations, including, among other things, being required to provide only two years of audited financial statements. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

Any failure to maintain an effective system of internal controls may result in material misstatements of our consolidated financial statements or cause us to fail to meet our reporting obligations or fail to prevent fraud; and in that case, our shareholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our common shares.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we fail to maintain an effective system of internal controls, we might not be able to report our financial results accurately or prevent fraud; and in that case, our shareholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our common shares. While we believe that we have sufficient personnel and review procedures to allow us to maintain an effective system of internal controls, we cannot provide assurance that we will not experience potential material weaknesses in our internal control. Even if we conclude that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with US GAAP, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause us to fail to meet our future reporting obligations.

TRILLIUM THERAPEUTICS INC.

Management’s Discussion and Analysis

If we fail to timely achieve and maintain the adequacy of our internal control over financial reporting, we may not be able to produce reliable financial reports or help prevent fraud. Our failure to achieve and maintain effective internal control over financial reporting could prevent us from complying with our reporting obligations on a timely basis, which could result in the loss of investor confidence in the reliability of our consolidated financial statements, harm our business and negatively impact the trading price of our common shares.

Our charter documents and certain Canadian legislation could delay or deter a change of control, limit attempts by our shareholders to replace or remove our current management and limit the market price of our common shares.

Our authorized preferred shares are available for issuance from time to time at the discretion of our Board of Directors, without shareholder approval. Our articles grant our Board of Directors the authority to determine the special rights and restrictions granted to or imposed on any unissued series of preferred shares, and those rights may be superior to those of our common shares. Further, the Investment Canada Act subjects any acquisition of control of a company by a non-Canadian to government review if the value of the assets as calculated pursuant to the legislation exceeds a threshold amount or in other circumstances determined at the discretion of the Canadian government. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to be of net benefit to Canada and the Canadian government is satisfied that no other important concerns arise from the acquisition of control. Any of the foregoing could prevent or delay a change of control and may deprive or limit strategic opportunities to our shareholders to sell their shares.

DISCLOSURE CONTROLS AND INTERNAL CONTROLS OVER FINANCIAL REPORTING

We have implemented a system of internal controls that we believe adequately protects our assets and is appropriate for the nature of our business and the size of our operations. Our internal control system was designed to provide reasonable assurance that all transactions are accurately recorded, that transactions are recorded as necessary to permit preparation of financial statements in accordance with US GAAP, and that our assets are safeguarded.

These internal controls include disclosure controls and procedures designed to ensure that information required to be disclosed by us is accumulated and communicated as appropriate to allow timely decisions regarding required disclosure.

Internal control over financial reporting means a process designed by or under the supervision of the Chief Executive Officer and the Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP. The internal controls are not expected to prevent and detect all misstatements due to error or fraud.

There were no changes in our internal control over financial reporting that occurred during the three months ended June 30, 2020 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ADDITIONAL INFORMATION

Additional information regarding our company can be found on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov/edgar.shtml.